Exhibit 99.1
DLH Announces Acquisition of Danya International

•	Highly Strategic Combination Creates Unique Provider of Technology-Enabled Solutions to the Federal Government

•	Financially Transformative and Expected to be Immediately Accretive to Earnings and Cash Flow

•	Pro Forma for the Acquisition, Calendar Year 2015 Revenue and Adjusted EBITDA of Over $100 Million and $10 Million, Respectively, and Total Backlog in Excess of $300 Million

•	Purchase Price of $38.75 Million: $36.25 Million Cash, $2.5 Million Restricted Stock

•	Management to Host Conference Call at 2:00PM ET
Atlanta, Georgia - May 3, 2016 - DLH Holdings Corp. (NASDAQ: DLHC) and Danya International (“Danya”) today announced that DLH has acquired privately held Danya, a leading provider of technology-enabled program management, consulting, and digital communications solutions, in a $38.75 million transaction, subject to customary adjustments, consisting of $36.25 million of cash and $2.5 million of restricted common stock. Danya will operate as a second wholly owned subsidiary of DLH Holdings Corp. Danya’s founder Jeff Hoffman will be retained as a Strategic Market Advisor to DLH for a period of up to two years.
"We view the addition of Danya as transformative for DLH as it significantly enhances our capabilities and enables us to achieve multiple objectives of our growth plan,” said DLH President & CEO, Zachary Parker. “The combination of these two companies creates a nationally recognized provider of technology-enabled solutions to the Federal Government. Their capabilities include managing, monitoring, and supporting large-scale healthcare and human services programs across the continuum of care and case management. From a strategic standpoint, this acquisition supports our growth strategy which calls for the expansion and diversification of our contract portfolio through both organic growth and acquisitions. This transaction combines two highly complementary businesses with common core capabilities. Further, Danya’s technological capabilities have immediate applications within DLH’s current and future engagements, and support our expansive organic growth opportunities.”
Dr. Jeff Hoffman, Danya’s CEO and principal shareholder stated “DLH is the ideal partner to continue to support and enhance Danya’s customers and capabilities, as well as the strategy and vision that I have spent the past 20 years developing and nurturing. The shared values and aligned interests of our organizations make this combination beneficial for our customers and employees. I look forward to working with Zach Parker and his team and seeing Danya continue to flourish as a part of DLH.”
Mr. Parker further stated, “Together, the two companies are not only better positioned to execute on their respective programs and missions, but are also able to leverage the combined capabilities of the ‘new’ DLH to target larger opportunities that would have previously been unavailable to either company standalone. Danya’s federal IT management services experience will accelerate our health IT initiatives. We are extremely excited about the future opportunities that are created with this transaction.”

Overview of Danya International
Founded in 1996 and headquartered in Silver Spring, Maryland, Danya provides technology-enabled program management, public health expertise, consulting, and digital communications solutions primarily supporting federal health and education programs primarily within the Department of Health and Human Services (“HHS”). Since 1999, Danya has supported HHS’s Office of Head Start (“OHS”) under its flagship prime contract for the monitoring and evaluation of grants made under the Head Start program. Within HHS, Danya also serves the Centers for Disease Control and Prevention (“CDC”), as well as the U.S. Navy and the Department of Homeland Security. Danya currently employs approximately 150 full-time employees.

Strategic Benefits of the Transaction

•
Expands Business in Current and Adjacent Federal Agencies: Danya’s customers and capabilities are highly complementary to DLH’s existing work with the Department of Veterans Affairs (“VA”). The combined entity is a pure-play, technology-enabled government healthcare and human services company with a customer base including four of the largest government health agencies.

•
Enhances DLH’s Growth in National Priority, Mission-Critical Programs: DLH’s flagship contracts supporting all seven of VA’s Consolidated Mail Outpatient Pharmacy locations are mission-critical, ensuring that our nation’s veterans receive prescriptions in a timely and accurate manner. Similarly, Danya’s monitoring and evaluation services to OHS are critical to ensure educational, health, and social standards are being achieved in an effort to ensure school readiness for underprivileged children. Danya complements DLH’s services with significant operational synergies that we expect will serve the existing customer base along with expanding the base to additional government agencies.

•	Accelerates DLH’s Strategic Initiatives: Danya’s public health expertise with the CDC and the U.S. Navy enhances DLH’s advancement in key areas:

◦	Medication adherence and medication therapy management solutions;

◦	Telehealth research and service offerings to the Department of Defense and federal civilian agencies;

◦	Health IT and information systems solutions and services; and

◦	Case management system solutions and services.

•
Additive to Revenue Visibility and Accretive to Margins: With over $300 million of total backlog, which includes funded and unfunded amounts, the combined company maintains significant revenue visibility. Moreover, Danya’s margin profile is expected to be accretive to DLH in the current fiscal year.

•
Enhanced Free Cash Flow Profile: DLH believes that the combined company expects to maintain a strong free cash flow generation profile driven by enhanced profitability and limited working capital intensity, and augmented by DLH’s deferred tax assets from utilization of net operating losses. DLH expects to be able to shield substantially all cash payments of federal income taxes in the initial years following the acquisition. DLH believes that these factors will provide the ability to accelerate debt repayment.

Transaction Details

•	Purchase Price of $38.75 Million: Consisting of $36.25 million in cash and approximately $2.5 million of restricted common stock, subject to customary post-closing adjustments.

•
New Senior Debt of $30 Million Funded at Closing: DLH has entered into a new loan agreement with Fifth Third Bank providing for a $25 million term loan and $10 million revolving line of credit, of which $5 million is drawn as of the closing. The term loan and line of credit bear interest at a rate of LIBOR plus a margin of 300 basis points.

•
Restricted Common Stock Issued to Former Owner: DLH has issued 670,242 restricted shares of its common stock to the primary shareholder of Danya, valued at $2.5 million, or $3.73 per share, based on the volume weighted average price for the past 20 trading days.

•
Bridge Financing of $2.5 Million: Affiliates of Wynnefield Capital, the largest shareholder of DLH, have provided $2.5 million in a subordinated bridge loan. The Wynnefield bridge loan will accrue interest at an annual rate of 4%. DLH also issued the Wynnefield entities warrants with an exercise price of $3.73 covering 8% of the face value of the loan. It is the intention of DLH to repay the bridge loan with the proceeds of a rights offering so that all existing shareholders of DLH will have the opportunity to participate in the equity financing of the transaction. It is anticipated that Wynnefield will act as a standby purchaser of the rights offering to the extent of $2.5 million. The exercise price of the rights will be fixed at the time of the offering and will be subject to market conditions.

•	DLH will also use a portion of its existing cash balance to finance the remainder of the purchase price and transaction related expenses.

Advisors
Canaccord Genuity served as financial advisor to DLH. Holland & Knight LLP and Becker & Poliakoff LLP provided legal advisory services to DLH. Baker Tilly provided due diligence support to DLH.
KippsDeSanto & Co. served as financial advisor to Danya. Greenberg Traurig provided legal advisory services to Danya.

Conference Call and Webcast Information
DLH management will discuss the acquisition of Danya on a conference call beginning at 2:00PM Eastern Time on Tuesday, May 3, 2016. Interested parties may listen to the conference call by dialing (844) 244-5605 and providing the operator with the conference ID 5412023. Presentation materials will also be posted on the Investor Relations section of the DLH website prior to the commencement of the conference call.
A digital recording of the conference call will be available for replay two hours after the completion of the call and can be accessed on the DLH Investor Relations website or by dialing (855) 859-2056 and entering the conference ID 5412023.

About Danya International
Danya International is a privately held company founded in 1996 by Dr. Jeff Hoffman and is headquartered in Silver Spring, Maryland. Danya has been a leader in providing evidence-based health and education technology-enabled solutions to communities across the globe. The company has won more than 150 contracts and grants that have allowed them to make a difference through the strength of insight, integration and innovation. Its customer list includes several federal health agencies.

About DLH Holdings Corp.
DLH Holdings Corp. (NASDAQ: DLHC) serves clients throughout the United States as a healthcare services provider to the Federal Government in health and medical logistics. Headquartered in Atlanta, Georgia the company was named as a Top 100 Public Company by Georgia Trend, and is a member of the National Defense Industrial Association. DLH has over 1,250 employees working in 30 states throughout the country.
For more information, visit the corporate website at www.dlhcorp.com

Forward Looking Statements
This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors. Forward-looking statements in this release include, among others, statements regarding benefits of the proposed acquisition (including anticipated future financial operating performance and results), estimates of future revenues, operating income, earnings, earnings per share, and backlog. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the forward-looking statements made in this release depending on a variety of factors, including: the risk that Danya will not be integrated successfully into DLH following the consummation of the acquisition, use of a substantial portion of our existing cash resources, incurrence of a substantial amount of debt with increased interest expense and amortization demands, compliance with new bank financial and other covenants, developments in the U.S. government community budgets, including budget reductions or changes in budgetary priorities; delays in the U.S. government contract procurement process or the award of contracts; delays or loss of contracts as result of competitor protests; our ability to effectively compete and win contracts with the U.S. government and other customers; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange

Commission, including the "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of our Annual Report on Form 10-K which may be viewed or obtained through the Investor Relations section of our website at www.dlhcorp.com. All information in this release is as of the date this release was first published. We expressly disclaim any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in our expectations.

Contacts:
Zachary C. Parker, President and Chief Executive Officer
Kathryn M. JohnBull, Chief Financial Officer
DLH
3565 Piedmont Road, NE
Building 3, Suite 700
Atlanta, GA 30305
Email: investorrelations@dlhcorp.com

GAAP to Non-GAAP EBITDA and Adjusted EBITDA Reconciliation (1)
($ in millions)
For the twelve months ending December 31, 2015	DLH	Danya	Pro Forma
Net Income	$8.5	$5.0	$13.5
Plus: Interest Expense	0.1	—	0.1
Plus: Income Tax Expense/(Benefit)	(5.7)	—	(5.7)
Plus: Depreciation & amortization	0.1	0.3	0.4
Plus: Other Expense/(Income)	(0.3)	—	(0.3)
EBITDA (1)	$2.7	$5.3	$7.9

Adjustments to EBITDA
Non-Cash Stock Option Expense	0.5	—	0.5
Private Company, Non-Recurring & Quality of Earnings Adjustments	—	1.1	1.6	(2)
Adjusted EBITDA (1)	$3.2	$6.3	$10.1

Totals may not add due to rounding
(1) EBITDA and Adjusted EBITDA pursuant to definition provided in new senior loan agreement
(2) Includes $0.6 million of identified cost synergies